Exhibit T3B.38

OPERATING AGREEMENT

OF

CBL/MSC, LLC

THIS OPERATING AGREEMENT is made and entered into to be effective as of the 15th day of January, 2002, by CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership and the sole Member of CBL/MSC, LLC (herein referred to as a “Member”).

W I T N E S S E T H:

WHEREAS, the Member has formed CBL/MSC, LLC (the “Company”), a limited liability company under and pursuant to the South Carolina Uniform Limited Liability Company Act of 1996. to conduct certain business as a limited liability company:

WHEREAS, the Company is involved in the ownership and operation of certain real property more particularly described in Exhibit A attached hereto (the “Property”); and

WHEREAS, the Member desires to set forth in this Agreement to provide the rules. regulations, and provisions regarding the management of the business of the Company, the regulation of the affairs of the Company, the governance of the Company, the conduct of the Company’s business and the rights and privileges of the Member.

NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member hereto states, as follows:

ARTICLE 1

1.1         Definitions. As used herein the following terms shall have the indicated meanings. Terms not otherwise defined herein shall have the meaning set forth in Act.

(a)           “Act” means the South Carolina. Uniform Limited Liability Company Act of 1996 in effect on the date hereof and as may be hereafter amended.

(b)          “Agreement” means this Operating Agreement and as may be hereafter amended.

(c)          “Assistant Secretaries” means the individuals listed on Exhibit “C” attached hereto serving as Assistant Secretaries to the Company as set forth in Article VIII and any subsequent Assistant Secretaries as may be elected by the Member.

(d)          “Cash Flow of the Company” means the cash receipts generated from the ordinary day-to-day operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for:

(i)        the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e.. escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of South Carolina;

(ii)        provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Chief Manager; and

(iii)        other reserves which, in the discretion of the Chief Manager, are necessary for the operation of the Company’s business.

(e)          “Chief Manager” means the initial Chief Manager of the Company as described in Article VIII below, or any subsequent Chief Manager as may be elected by the Members.

(f)            “Code” means the Internal Revenue Code of 1986, as may be hereafter amended.

(g)          “Company” means CBL/MSC, LLC the South Carolina limited liability company formed by the Member.

(h)          “Managers” means the Chief Manager, Secretary, Assistant Secretaries and any other managers who may be designated from time to time by the Members pursuant to Article VIII

(i)           “Members” means those persons set forth on Exhibit B attached hereto as may be hereafter amended, together with any additional members admitted pursuant to the provisions of this Agreement. The term “Member” means any one of such persons.

(j)           “Membership Interest” means each Member’s interest in the Company.

(k)          “Net Losses” means the excess of all expenses of the Company over all income of the Company (including the amount of any losses recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(I)            “Net Profits” means the excess of all income of the Company over all expenses of the Company), (including the amount of any gains recognized by the Company on the sale or other disposition of Company property) during a calendar year, all as determined in accordance with the method of accounting utilized by the Company for federal income tax purposes.

(m)         “Percentage Interest” means the interest designated for each Member on Exhibit B attached hereto.

(n)          “Property” has the same meaning as set forth in the Preamble.

(o)          “REIT” shall mean CBL & Associates Properties, Inc., a Delaware corporation, which has elected pursuant to Section 856 et. seq. of the Code to be a Real Estate Investment Trust as governed by said Sections of the Code.

(o)          “Secretary” means the initial Secretary of the Company as described in Article VIII or any subsequent Secretary as may be elected by the Members.

(p)          “Treasury Regulations” mean the regulations and all amendments thereto issued by the U.S. Treasury Department in interpretation of the Code.

(q)          “Voting Power” has the meaning set forth in Section 6.4.

ARTICLE II

FORMATION

2.1          Formation of the Company. The Company was formed as a South Carolina limited liability company by the filing of the Articles of Organization with the South Carolina Secretary of State in accordance with the provisions of the Act.

2.2          Name. The name of the Company is “CBL/MSC, LLC.” The Company may adopt and conduct its business under such fictitious or trade names as the Chief Manager may from time to time determine, the Company shall file as assumed or fictitious name certificates as may be required to conduct its business in any state.

2.3          Principal Office. The principal executive office of the Company shall be CBL Center. Suite 500. 2030 Hamilton Place Boulevard. Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Members.

2.4          Operating Agreement. The Members hereby state that except as otherwise provided by the Act or the Articles of Organization, the Company shall be operated subject to the terms and conditions of this Agreement.

ARTICLE III

PURPOSE & POWER

3.1           Purpose. The purpose for which the Company is formed is limited solely to acquiring holding and disposing of an interest in. and serving as the managing general partner of, Mall of South Carolina Limited Partnership, a South Carolina limited partnership which is the record owner of that certain shopping center development located in Myrtle Beach, South Carolina, and known as “Mall of South Carolina”, and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of South Carolina that are related or incidental to and necessary, convenient or advisable for the accomplishment of this purpose. Also, it is the slated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a limited liability company under the Act and to be characterized, for federal tax purposes, as a partnership subject to Subchapter K of the Code.

3.2           Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

3.3          Term. The Company has heretofore commenced business and shall continue its business through and until its termination on December 31, 2052. unless sooner terminated as hereinafter provided.

3.4           Documents. The Members shall execute all such certificates, notices, statements or other instruments, including without limitation, fictitious or assumed name certificates as shall constitute compliance with all requirements as may be necessary to enable the Company to conduct its business or to own its properties under the Company name or to preserve the character of the Company under applicable law.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1          Capital Contributions and Percentage Interests. Each Member has made the contributions to the capital of the Company in the amounts set forth on Exhibit B attached hereto, Each Member has the Percentage Interest set forth on Exhibit B.

4.2          No Interest or Right to Withdraw No Member shall have the right to demand the return of. or otherwise withdraw, his/her/its contribution, or to receive any specific property of the Company, except as specifically provided in this Agreement. No Member shall have the right to demand and receive property other than cash in return for his/her/its contributions. No Member shall have the right to any interest on capital contributions.

4.3           No Third Party Beneficiaries. No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of. and may be enforced solely by. the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

4.4          Capital Accounts. The Company will maintain for each Member an account designated as his/her/its “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b).

ARTICLE V

PROFITS, LOSSES, CASH FLOW

5.1           Percentage Shares of Profits and Losses. The Net Profits, Net Losses, and other tax attributes of the Company for each fiscal year shall be allocated in accordance with each Member’s Percentage Interest.

5.2          Cash Flow Distributions. The Cash blow of the Company, if any, shall be distributed to the Members, in proportion to their Percentage Interests, subject to adjustment pursuant to the terms of this Agreement, in such amounts and at such times as the Chief Manager shall determine, subject to any limitations on the Company’s ability to make distributions imposed by the Company’s lenders and applicable law

5.3           Modification. The Members intend that the provisions in this Article V and elsewhere in this Agreement providing for the distribution of Cash Flow and all other distributions from the Company will govern the economic relations between the Members, and have designed the allocations of Net Profits and Net Losses in this Article V so that such allocations will have substantial economic effect under Section 704(b) of the Code and support the desired distributions to the Members. To the extent such allocations of Net Profits and Net Losses are inconsistent with such objective, the Members agree to amend this Article V so that the allocation of Net Profits and Net Losses (including items of income, gain, loss or deduction) will be consistent with the distributions provided for in this Agreement.

5.4           Assignment. In the event of an assignment of a Membership Interest in the Company, the Net Profits and Net Losses and other tax attributes shall be allocated and the Cash Flow distributions shall be made to the assignee rather than to the assignor to the extent of the Membership Interest assigned. Net Income or Net Loss allocable to any Member whose Membership Interest has been assigned, in whole or in part, during a fiscal year shall be allocated among the persons who were the holders of such Membership Interest during such fiscal year in proportion to their respective holding periods, without separate determination of the results of Company operations during such periods. Net Profits or Net Losses attributable to a sale or other disposition of all or any portion of the assets of the Company shall be allocated to those Members who were Members at the time of the occurrence of the disposition giving rise to such Net Profits or Net Losses.

ARTICLE VI

MEMBERS. MEMBER MEETINGS, AND VOTING RIGHTS

6.1          Admission of New Members. No other person shall be made a Member without the unanimous consent of the Members at the time such membership decision is to be made. The Secretary shall revise Exhibit B attached hereto to reflect the admission of new Members.

6.2          Meetings. Meetings of the Members may he called by the Chief Manager, Secretary, or any Member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.3           Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.4          Voting hack Member shall have voting power proportionate to his/her/its Percentage Interest. Except where this Agreement, the Act. or the Articles require a larger proportion, the Members shall take action on an item of business by the affirmative vote of the Members holding a majority of the voting power present and entitled to vote on that item of business at a meeting at which a quorum is present.

6.5           Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken by written consent in lieu of a meeting. Action by Written Consent need not be unanimous but is sufficient if signed by Members having the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all interests in the Company entitled to vote thereon were present and voted. Such action by written consent in lieu of a meeting shall be delivered to the Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1           Management of Company. The overall management of the business and affairs of the Company shall be vested in the Chief Manager. All decisions with respect to the management of the Company shall be made by the Chief Manager. The Chief Manager shall be CBL & Associates Limited Partnership unless the Members shall determine to appoint another person or entity as Chief Manager.

7.2          Right of Public to Rely on Authority of the Chief Manager. Nothing herein contained shall impose any obligations on any person or firm doing business with the Company to inquire as to whether or not the Chief Manager has exceeded its authority in executing any contract. lease, mortgage, deed or other instrument on behalf of the Company, and any such third person shall be fully protected in relying upon such authority.

7.3           Reimbursement. Upon proper written substantiation and verification as determined by the Chief Manager, any Member shall be entitled to receive out of Company funds available therefor reimbursement of all amounts reasonably expended by such Member out of its own funds in payment of properly incurred Company obligations. Reimbursements pursuant to this section shall not be duplicative of payments to such Member under any other provision of this Agreement or other agreement.

7.4          Contracts with Affiliates. The Company may retain. on behalf of the Company, the services of a Member or a firm to which a Member is an Affiliate to render such services as the Chief Manager shall deem advisable for the operation and management of the Company on such terms and for such compensation as the Chief Manager shall determine. The validity of any transaction, agreement or payment involving the Company and an Affiliate, otherwise permitted by the Terms of this Agreement shall not be affected by reason of the relationship between the Company and the Members or such Affiliate.

7.5          Other Interests. Any Member may engage in other business, including business of a nature which is the same or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

7.6          Title Holder. To the extent allowable under applicable law, the Company may hold title to all or any part of its properties in the name of an individual, corporation, partnership, trust or otherwise, the beneficial interest in which shall at all times be vested in the Company, and may agree that any such title holders be vested with all or any part of the powers which might otherwise reside in the Company. Any such title holders shall perform any and all of their respective functions to the extent and upon such terms and conditions as may be determined from time to time by the Chief Manager in accordance with the terms hereof.

7.7         Continuing Qualification of REIT Status. Notwithstanding anything contained herein to the contrary, so long as the REIT holds a direct or indirect interest in the Company, unless waived in writing by the REIT, the parties hereto, and their respective successors and assigns, shall conduct their operations in a manner that shall permit the REIT to continue to qualify as a real estate investment trust under Code Section 856 through and including 860 as amended, and under other applicable provisions of the Code and the Regulations thereunder. In accordance with the preceding sentence, but not in limitation thereof:

(i)             any person, including any properly manager or leasing agent, rendering services to a lessee or sublessee of all or any part of the Property shall be an independent contractor with respect to the REIT within the meaning of Code Section 856(d)(3) from whom the REIT does not derive or receive any income except as may be permitted by Code Section 856(d)(2)(C) and the Regulations thereunder:

(ii)          any management or leasing agreement entered into by the Company shall comply with the terms and provisions of this Section 7.8;

(iii)         the REIT shall not own. directly or indirectly, or by attribution (in accordance with the attribution rules referred to in Code Section 856(d)(5)). in the aggregate, 10% or more of all classes of stock. 10% or more of the voting power or 10% or more of the assets or net profits of (A) a lessee or sublessee of all or any part of the Properly or (B) of any corporation;

(iv)         the leases or subleases of all or any part of the Property shall not provide for rents based in whole or in pari on the income or profits (within the meaning of Code Section 856(d)(2)(A)) derived by any tenant or subtenant from all or any part of the Property; and

(v)           rents under a lease or sublease of all or any part of the Property attributable to personal properly leased or subleased under or in connection with such lease or sublease shall not exceed 15% of the total rents payable under or in connection with such lease or sublease for each taxable year.

ARTICLE VIII

MANAGERS

8.1          Election, Withdrawal and Removal of Managers. The Company shall at all times have at least two (2) Managers, those being the Chief Manager and the Secretary. The Chief Manager and Secretary shall be the persons designated as such on Exhibit C, each of whom shall hold office until removal from office or until his/her/its respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager and Secretary, may be held by the same person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers. The Members may, at any time and without cause, remove any one (1) or more of the Managers. The Members may, at any time, eliminate any Manager position other than that of the Chief Manager and the Secretary. Any Manager may, at any time and upon thirty (30) days prior written notice to the Members, resign as a Manager, but such resignation shall not affect his/her/its status as a Member, if any.

8.2          Chief Manager. The Chief Manager shall have, and is hereby granted, full and complete power, authority and discretion to take such actions to carry out the purposes for which the Company was organized, including by way of illustration only, the right, power, authority and duty from time to time to do the following:

(a)          To manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, giant, obtain, or exercise options to purchase, options to sell or conversion rights, assign, transfer. convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the purposes of the Company.

(b)          To acquire, directly or indirectly, interests in real estate of any kind and of any type, and any and all kinds of interests therein, and to determine the manner in which title thereto is to be held: to manage, insure against loss, protect and subdivide any of the real estate, interests therein or parts thereof; to improve develop or redevelop any such real estate; to participate in the ownership and development of any property; to dedicate for public use, to vacate any subdivisions or parts thereof, to resubdivide. to contract to sell, to grant options to purchase, to sell on any terms: to convey. to mortgage, pledge or otherwise encumber said properly, or any part thereof; to lease said property or any part thereof from time to lime, upon any terms and for any period of time, and to renew or extend leases, to amend, change or modify the terms and provisions of any leases and to grant options to lease and options to renew leases and options to purchase; to partition or to exchange said real property, or any part thereof, for other real or personal property: to grant easement or charges of any kind, to release, convey or assign any right, title or interest in or about or easement appurtenant to said property or any part thereof; to construct and reconstruct, remodel, alter, repair, add to or take from buildings on said premises; to insure any person having an interest in or responsibility for the care, management or repair of such property; to direct the trustee of any land trust to mortgage, lease, convey or contract to convey the real estate held in such land trust or to execute and deliver deeds, mortgages, notes, and any and all documents pertaining to the property subject to such land trust or in any matter regarding such trust; to execute assignments of all or any part of the beneficial interest in such land trust;

(e)          To employ, engage or contract with or dismiss from employment or engagement persons to the extent deemed necessary by the Chief Manager for the operation and management of the Company’s business, including but not limited to contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers. real estate brokers and others;

(d)          To enter into contracts on behalf of the Company and to perform or cause to be performed by power of attorney or otherwise all of the Company’s obligations;

(e)          To borrow money, procure loans and advances from any person for Company purposes, and to apply for and secure, from any person, credit for accommodations; to contract liabilities and obligations, direct or contingent and of every kind and nature with or without security: and to repay, discharge, settle, adjust, compromise, or liquidate any such loan, advance, credit, obligation or liability;

(f)            To pledge, hypothecate. mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security, or for sale or other disposition any and all Company property, tangible or intangible, including, but not limited to. real estate and beneficial interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds and other contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property, notices, demands, vouchers, receipts, releases, compromises and adjustments; to waive notices, demands protests and authorize and execute waivers of every kind and nature; to enter into. make, execute, deliver and receive written agreements, undertakings and instruments of every kind and nature; to give oral instructions and make oral agreements: and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which any attorney may deem necessary, proper or advisable:

(g)         To acquire and enter into any contract of insurance which the Chief Manager deems necessary or appropriate for the protection of the Company, for the conservation of the Company’s assets or for any purpose convenient or beneficial to the Company;

(h)          To conduct any and all banking transactions on behalf of the Company; to adjust and settle checking, savings, and other accounts with such institutions as the Chief Manager shall deem appropriate; to draw. sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, draft, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment, of money in. into, or from any account in the Company’s name; to execute, procure, consent to and authorize extensions and renewals of the same; to make deposits and withdraw the same and to negotiate or discount commercial paper, acceptances. negotiable instruments, bills of exchange and dollar drafts;

(i)            To demand, sue for, receive, and otherwise lake steps to collector recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Company may be entitled or which are or may become due the Company from any person: to commence, prosecute or enforce, or to defend, answer or oppose. contest and abandon all legal proceedings in which the Company is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Company and any other person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(j)           To make arrangements for financing, including the taking of all actions deemed necessary or appropriate by the Chief Manager to cause any approved loans to be closed;

(k)          To take all reasonable measures necessary to insure compliance by the Company with applicable arrangements, and other contractual obligations and arrangements entered into by the Company from time to time in accordance with the provisions of this Agreement. including periodic reports as required to lenders and using all due diligence to insure that the Company is in compliance with its comractual obligations;

(I)            To maintain the Company’s books of account and records; and

(m)         To prepare and deliver all financial and other reports with respect to the operations of the Company, and preparation and filing of all federal and state tax. returns and reports.

(n)          Carry out the day to day operations of the Company;

(d)          Perform other duties prescribed by this Agreement or by the Act;

(e)          In the event the Company has a vacancy in the office of Secretary, any notices documents or other matters that otherwise are required to go to the Secretary may be delivered to the Chief Manager.

8.3         Secretary. The Secretary shall:

(a)          Keep accurate membership records for the Company;

(b)          Maintain records of and, whenever necessary, certify all proceedings of the Members of the Company;

(c)          Receive notices required to be sent to the Secretary and to keep a record of such notices in the records of the Company;

(d)          Perform other duties prescribed by the Members or by the Chief Manager.

8.4          Assistant Secretaries, The Assistant Secretaries shall:

(a)           In general, perform all the duties of the Secretary;

(b)          Perform such other duties as shall be assigned to them by the Member, the Chief Manager, or the Secretary.

8.5         Other Managers. If the Members elect other Managers in addition to the Chief Manager and Secretary, such other Managers shall perform such duties as are specifically designated by the Members.

8.6          Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Members, no payment will be made by the Company to any Manager solely for the services of such Manager.

8.7          Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest as defined in the Act is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Members and the transaction is authorized, approved or ratified by the Members or if the transaction is fair to the Company.

8.8         Other Interests. Any Manager may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.9         Standard of Conduct. A Manager shall discharge the duties of his/her/its office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

ARTICLE IX

INDEMNIFICATION

9.1         Authority to Indemnify. The Company shall be authorized and shall indemnify the Members pursuant to and in accordance with the Act.

ARTICLE X

FISCAL MATTERS

10.1       Books and Records, full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2       Fiscal Year and Interim Accounting. The fiscal year of the Company shall end on December 31 of each year. The Chief Manager may cause the books of account of the Company to be closed on an interim basis, when it deems such closing necessary or appropriate under the circumstances, including but not limited to a transfer of a Membership Interest causing a termination of the Company for tax purposes.

10.3        Accounting Decisions. All decisions as to accounting principles shall be made by the Chief Manager.

10.4       Tax Status: Flections. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

10.5      Tax Matters Member. The Tax Matters Member (“TMM”) is responsible for all administrative and judicial proceedings for the assessment and collection of tax deficiencies or the refund of tax over payments arising out of a Member’s distributive share of items of income. deduction, credit and/or of any other Company item (as that term is defined in the Code or in regulations issued by the Internal Revenue Service) allocated to the Members affecting any Member’s tax liability.

The TMM shall promptly give notice to all Members of any administrative or judicial proceeding pending before the internal Revenue Service involving any Company item and the progress of any such proceeding. Such notice shall be in compliance with such regulations as are issued by the Internal Revenue Service.

The TMM shall have all the powers provided to a tax matters partner in Section 6221 through 6233 of the Code, including the specific power to extend the statute of limitations with respect to any matter which is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from Company items.

The TMM shall be the Member designated as such on Exhibit C. The TMM may resign its position by giving thirty (30) days written notice to all Members, whereupon the Members shall designate a new TMM.

The TMM shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the Company.

ARTICLE XI

RESTRICTIONS ON ASSIGNMENT, BUY-SELL

11.1       Permitted Assignments of Membership Interests. A Member may assign his/her/its Membership Interest to another Member. No other assignment of a Membership Interest or Governance Rights shall be permitted unless approved by the Members (other than the Member proposing the assignment) unanimously after full disclosure by the assigning Member of the proposed assignment.

11.2        Lender Approval. In the event that, pursuant to the terms of any loan agreement, security agreement, deed of trust or other agreement existing at any time between the Company and any lender, the approval of such lender is required prior to the time that any transfer or assignment of any Membership Interest in the Company may occur, then, notwithstanding any provision of this Article XI to the contrary, no transfer or assignment of any Membership Interest in the Company-shall occur until all required approvals and/or consents of any such lender have been obtained.

11.3        Limitations on Assignments. Notwithstanding the foregoing, in no event may any Member transfer or assign all or any part of his/her/its interest in the Company, no new Member shall be admitted to the Company, and no Member shall withdraw from the Company if such action would result in a sale or exchange of fifty percent (50%) or more of the total interest in the capital and profits of the Company within a twelve month period, such that the Company would be considered as terminated under Section 708 of the Code, or so as to prevent the Company from continuing the use of accelerated methods of depreciation theretofore used by the Company in connection with depreciable property of the Company, without the prior approval of the Members.

ARTICLE XII

DISSOLUTION,TERMINATION AND WINDING UP

12.1        Events Causing Dissolution and Windup. The Company shall be dissolved and its affairs wound up (a) upon the sale of all or substantially all of the assets of the Company and the distribution of the net proceeds therefrom; (b) at any time with the written consent of all of the Members; or (c) as may be otherwise provided by law. The Company shall be terminated when the winding up of Company affairs has been completed following dissolution.

12.2       Winding Up Affairs on Dissolution. Upon dissolution of the Company, the Members or the other persons required or permitted by law to carry out the winding up of the affairs of the Company shall promptly notify all Members of such dissolution: shall wind up the affairs of the Company; shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company; and. after paying or providing for the payment of all liabilities and obligations of the Company, shall distribute the assets of the Company as provided by the terms of this Agreement.

12.3       Distribution Upon Dissolution. Upon dissolution of the Company and the sale of its assets, the proceeds of such sale or the assets of the Company shall he allocated as set forth below:

(a)            To pay all outstanding liabilities and expenses of The Company:

(b)          To establish such reserves for unknown or contingent liabilities, including. without limitation, reserves for environmental matters, as the Members may determine;

(c)           To each Member, an amount equal to his/her/its capital account balance as of the dale of dissolution (after giving effect to the allocation of all Net Profits or Net Losses realized upon dissolution) or a pro rata portion thereof if the total assets to be distributed are less than the total capital account balance of the Company; and

(d)           Any remaining balance shall be distributed to the Members in proportion to their Percentage Interests.

12.4        Waiver of Right to Partition and Decree of Dissolution. As a material inducement to each Member to execute this Agreement, each Member covenants and represents to each other Member that during the existence of the Company, no Member, nor his/her/its heirs, representatives, successors, transferees or assigns, will attempt to make any partition of any

Company assets whether now owned or hereafter acquired, and each Member waives all rights of partition provided by statute or principles of law or equity, including partition in kind or partition by sale. The Members agree that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in a court to dissolve the Company. The Members agree that there are fair and just provisions for payment and liquidation of the interest of any Member, and fair and just provisions to prevent a Member from selling or otherwise alienating his/her/its interest in the Company. Accordingly, each Member hereby waives and renounces his/her/its right to such a court decree of dissolution or to seek the appointment by court of a liquidator or receiver for the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1       Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a)           in the case of the Company, to the address set forth in Section 2.3;

(b)           in the case of any Member, to the address set forth on Exhibit B; or to such address as any party may specify in writing to the other parties.

13.2        Integration. This Agreement embodies the entire agreement and understanding among the Members and supersedes all prior agreements and understandings, if any, among and between the Members relating to the subject matter hereof.

13.3       Applicable Law. This Agreement and the rights of the Members shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina.

13.4        Severability In ease any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

13.5        Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Members and their respective heirs, executors, administrators, successors, transferees and assigns.

13.6        Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself

13.7        Amendment. This Agreement may be amended, modified or supplemented only by a writing executed by each of the Members; provided, however, that this Secretary is hereby authorized and directed to amend Exhibit D and/or C to reflect changes in the information set forth on Exhibit B and/or C.

13.8        Further Assurances. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do such other acts and things as may be required by law. or as may be required to carry out the intent and purposes of this Agreement.

13.9        Captions. All articles and section headings or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof

13.10     Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

13.11     Article. Section and Exhibit References. All references in this Agreement to particular sections, articles, schedules or exhibits shall, unless expressly otherwise provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement and the schedules or exhibits attached to this Agreement, which schedules and exhibits by such references are incorporated herein.

13.12     Extension not a Waiver No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to a party or to the Company shall impair or affect the right of such Member of the Company thereafter to exercise the same. Any extension of time or other indulgences granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or of the obligations of the Member to whom such extension or indulgence is granted.

13.13     Waiver of Partition. Each Member hereby irrevocably waives during the term of the Company any right that it or he/she/it may have to maintain any action for partition with respect to any Company property.

13.14      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall he deemed an original, and all of which, when taken together, shall be deemed one agreement, but no counterpart shall be binding unless an identical counterpart shall have been executed and delivered by each of the other parties hereto.

ARTICLE XIV

APPOINTMENT OF CHIEF MANAGER AS ATTORNEY IN FACT

14.1       Appointment Each Member hereby irrevocably constitutes and appoints the Chief Manager as such Member’s true and lawful attorney-in-fact with full power and authority in said Member’s name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public office such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i)            All certificates and other instruments (including counterparts of this

Agreement), and any amendment thereof which the Chief Manager deems appropriate to qualify or continue the Company as a limited liability company in any jurisdiction in which the Company may conduct business:

(ii)          All instruments which the Chief Manager deems appropriate to reflect a change or modification of this Agreement in accordance with the terms of this Agreement;

(iii)           All conveyances and other instruments which the Chief Manager deems appropriate to effect the dissolution and termination of the Company; and

(iv)          All instruments, documents, consents and agreements, financing statements. security agreements, and continuation statements which the Chief Manager deems appropriate or necessary to effect and consummate any financing or refinancing of any indebtedness of the Company

14.2       Survival. The appointment by all Members of the Chief Manager as their attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Chief Manager to act as contemplated by this Agreement in any filing and other action on behalf of the Company and shall survive the bankruptcy, death, dissolution, disability or incompetence of any Member hereby giving such power or the transferor assignment of all or any part of the interest of such Member.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

MEMBER:

CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	CBL Holdings I, Inc., its general partner

By:
Title:	Vice Chairman

EXHIBIT A

TO

OPERATING AGREEMENT

OF

CBL/MSC, LLC

A one percent (1%) managing general partner interest in Mall of South Carolina Limited Partnership, a South Carolina limited partnership, which is the record owner of that certain regional mall located in the City of Myrtle Beach. Horry County, South Carolina, and known as “Mall of South Carolina”

EXHIBIT B

TO

OPERATING AGREEMENT

OF

CBL/MSC, LLC

Members

		Cash Contributed or
	Percentage	Agreed Value of Other
Name. Address	interest	Property or Services Contributed

CBL & ASSOCIATES	100%	$1,000
LIMITED PARTNERSHIP
CBL Center, Suite 500
2030 Hamilton Place Boulevard
Chattanooga. Tennessee 37421

EXHIBIT B

TO

OPERATING AGREEMENT

OF

CBL/MSC, LLC

Managers and Tax Mailers Member

Tax Matters Member:	CBL & Associates Limited Partnership

Chief Manager :	CBL & Associates Limited Partnership

Secretary:	CBL Holdings 1. Inc.

Assistant Secretaries.	Elizabcth A. Anderson
Deborah F. Bell
Catherine M. Cook
Jim Crowder
June Durham
Wendy W. Gunn
Mildred W. Hooper
Janet L. Overman
YvetteL. Wing
Stephen R. Goldstein
Ronald I. Feldman
Stephen P. Parish
Jefiery V. Curry
James D. Henderson
George G. Hixson
Robert C. Ames